UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2008

The Blackstone Group L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-33551	20-8875684
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue New York, New York	10154
(Address of principal executive offices)	(Zip Code)

(212) 583-5000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On March 10, 2008, The Blackstone Group L.P. issued a press release announcing financial results for its fourth quarter and year ended December 31, 2007.

A copy of the press release is attached hereto as Exhibit 99.1. All information in the press release is furnished but not filed.

Non-GAAP Financial Information

Blackstone discloses the following non-GAAP financial measures in the attached press release:

•

Economic Net Income, or “ENI,” represents segment net income excluding the impact of income taxes, non-cash charges associated with the vesting of transaction based equity-based compensation and the amortization of intangibles (collectively, “non-cash charges”). Blackstone’s historical combined financial statements for periods prior to the initial public offering do not include these non-cash charges nor do such financial statements reflect certain compensation expenses including profit sharing arrangements associated with senior managing directors, departed partners and other selected employees. Those compensation expenses were accounted for as partnership distributions prior to the initial public offering but are included in the financial statements for periods following the initial public offering as a component of compensation and benefits expense. Therefore, ENI is equivalent to segment income before taxes in the historical combined financial statements prior to the initial public offering. The aggregate of ENI for all reportable segments equals Total Reportable Segment ENI which is disclosed in the Form 10-K. ENI is used by management primarily in making resource deployment and compensation decisions across Blackstone’s four segments.

•

Pro Forma Economic Net Income adjusts Blackstone’s ENI to (i) give pro forma effect to Blackstone’s pre-initial public offering reorganization and initial public offering as if those events had occurred on January 1, 2006 consistent with Rule 11.01 of Regulation S-X, (ii) eliminate the revenues and expenses of the businesses that were not contributed as part of the reorganization, (iii) reflect expenses related to employee compensation and profit sharing arrangements that were not effective prior to the reorganization and (iv) eliminate interest expense.

•

Pro Forma Adjusted Economic Net Income After Taxes represents Pro Forma Economic Net Income adjusted to reflect the provision for income taxes using the effective income tax rate based on the components of ENI and the absence of any compensation expense on profit sharing plans adopted after the date of the reorganization prior thereto. This metric provides the reader with a basis for comparison with actual results reported for the three month periods ended September 30, 2007 and December 31, 2007.

•

Adjusted Cash Flow from Operations represents net cash flows used in operating activities adjusted for (i) cash flows relating to changes in operating assets and liabilities, (ii) Blackstone funds-related investment activity, (iii) net realized gains on investments, (iv) differences in the timing of realized gains by The Blackstone Group L.P. versus the Blackstone funds, (v) minority interest related to departed partners, (vi) GAAP versus cash income taxes, (vii) non-controlling interests in income of consolidated entities, and (viii) other non-cash adjustments.

•

Pro Forma Adjusted Cash Flow from Operations adjusts Blackstone’s Adjusted Cash Flow from Operations to (i) give pro forma effect to Blackstone’s pre-initial public offering reorganization and initial public offering as if those events had occurred on January 1, 2006 consistent with Rule 11.01 of Regulation S-X, (ii) eliminate the cash flows of entities that were not contributed as part of the reorganization, (iii) reflect the cash portion of expenses related to employee compensation that were not effective prior to the reorganization, (iv) eliminate interest expense and (v) reflect provision for income taxes.

Economic Net Income is a key performance measure used by management. Management considers Economic Net Income an important measure of value creation and benchmarks the firm’s performance against Economic Net Income. Blackstone believes that Economic Net Income, Pro Forma Economic Net Income and Pro Forma Adjusted Economic Net Income After Taxes (and the related Economic Net Income after tax per Adjusted Unit), when presented in conjunction with comparable GAAP measures, are useful for investors as appropriate measures for evaluating its operating performance.

Blackstone has managed its historical liquidity and capital requirements by focusing on its cash flows before consolidation of the Blackstone funds and the effect of normal changes in assets and liabilities which it anticipates will be settled for cash within one year. Normal movements in Blackstone’s short-term assets and liabilities do not affect its distribution decisions given its current and historically available borrowing capability. Adjusted Cash Flow from Operations is a supplemental measure of liquidity to assess liquidity and amounts available for distributions to Blackstone unit holders, including Blackstone personnel. Carry funds refer to Blackstone’s corporate private equity funds, real estate funds, mezzanine funds and related entities that invest with such funds that are managed by Blackstone.

Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the attached press release. These non-GAAP financial measures should be considered in addition to and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press release of The Blackstone Group L.P. dated March 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2008

The Blackstone Group L.P.
By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ Robert L. Friedman
Name:	Robert L. Friedman
Title:	Chief Legal Officer